Exhibit 10.23

MARK L. BARTHOLOMAY
EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”), dated as of May 11, 2009, is made by and between Kona Grill, Inc., a Delaware corporation, (referred to throughout this Agreement as the “Company”), and Mark L. Bartholomay, a resident of Minnesota, his heirs, executors, administrators, successors, and assigns (collectively referred to throughout this Agreement as the “Executive”).

Recitals

WHEREAS, the Company has promoted the Executive to Chief Operating Officer and the Executive has accepted the promotion upon the terms and conditions set forth herein;

WHEREAS, to retain Executive, the Company is willing to offer substantial compensation to Executive in the form of salary and other benefits;

WHEREAS, Executive acknowledges that during the course of his employment, Executive will have access to and be provided with confidential and proprietary information and trade secrets of the Company which are invaluable to the Company and vital to the success of the Company’s business;

WHEREAS, the Company and Executive desire to protect such proprietary and confidential information and trade secrets from disclosure to third parties or unauthorized use to the detriment of the Company; and

WHEREAS, the Company and Executive desire to set forth in this Agreement, the terms, conditions, and obligations of the parties with respect to such employment.

NOW, THEREFORE, in consideration of the foregoing recitals, premises and mutual covenants herein contained, and intending to be legally bound hereby, the Company and the Executive hereby agree as follows:

1. Definitions.

1.1. “Board” means the Board of Directors of the Company.

1.2. “Cause” means (a) the Executive engages in gross misconduct or gross negligence in the performance of the Executive’s duties for the Company or any of its subsidiaries, (b) the Executive embezzles or misappropriates for his personal use, assets of the Company or any of its subsidiaries, (c) the Executive is convicted (including a plea of guilty or nolo contendere) of a felony involving moral turpitude, (d) the Executive’s breach of any restrictive covenant set forth in Section 8 of this Agreement, or (e) the Executive’s willful and material failure to follow the lawful and reasonable instructions of the Board, which, in each such case (except with regard to (c), is not cured within 30 days after receipt of notice and no such cure period will be available for a second violation).

1.3. “Change in Control” means:

(a) a merger, consolidation, statutory exchange or reorganization approved by the Company’s stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the successor corporation are immediately thereafter beneficially owned directly or indirectly and in substantially the same proportion , by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction;

(b) any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended (other than the Company or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Company) becomes directly or indirectly the beneficial owner (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing (or convertible into or exercisable for securities possessing) thirty percent (30%) or more of the total combined voting power of the Company’s securities (determined by the power to vote with respect to the elections of Board members) outstanding immediately after the consummation of such transaction or series of related transactions , whether such transaction involves a direct issuance from the Company or the acquisition of outstanding securities held by one or more of the Company’s stockholders;

(c) the stockholders of the Company shall approve a plan of complete liquidation of the Company or an agreement for the sale, transfer or disposition by the Company of all or a substantial portion of the Company’s assets to another person or entity which is not a wholly-owned subsidiary of the Company (i.e., fifty percent (50%) or more of the total assets of the Company);

(d) a change in the composition of the Company’s Board of Directors over a period of eighteen (18) consecutive months or less such that a majority of Board members ceases to be comprised of individuals who have been Board members continuously since the beginning of such period.

1.4. “Disability” means the Executive’s inability to perform, for a period of 180 consecutive days, substantially all of the duties and responsibilities of Executive hereunder by reason of mental or physical disease or condition, with or without reasonable accommodation as defined by applicable state and federal law, as determined by the written medical opinion of an independent medical physician mutually acceptable to the Executive and the Company. The Company shall comply with the Americans with Disabilities Act and any other applicable federal or state laws in making a determination whether Executive’s condition constitutes “Disability” for purposes of this Agreement.

1.5. “Good Reason” means and will be deemed to exist if, without the Executive’s consent, (a) the Executive suffers a material diminution in the Executive’s duties, responsibilities or effective authority or any adverse changes in the Executive’s titles or positions or Executive is required to relocate, (b) the Executive suffers a reduction of “Base Salary” or target bonus opportunity, except as set forth below; or (c) the Company fails to pay any earned compensation or to provide for the Executive’s vested benefits when due and payable and which, in each such case, is not cured within a reasonable period of time after receipt of notice.

2. Employment. Subject to the terms and provisions set forth in this Agreement and specifically as provided in Section 4.1, the Company hereby agrees that the Executive shall be employed as the Chief Operating Officer of the Company and the Executive hereby accepts such employment.

3. Employment Term. The Executive’s employment under this Agreement shall be at-will. Executive’s employment may be terminated by the Company with or without Cause, with or without notice, and without resort to any specific disciplinary procedure or process at any time, subject to the provisions of Section 6 of this Agreement and Executive may resign or otherwise terminate his employment with the Company at any time, with or without Good Reason, with or without notice. Nothing in writing given to Executive, including this Agreement, and nothing promised verbally, shall obligate the Company to continue to employ Executive for any specified duration or period. Executive is requested, as a matter of professional courtesy, but is not required, to provide the Company with three (3) weeks’ notice of resignation.

4. Positions, Responsibilities and Duties.

4.1. Positions. During the period of the Executive’s employment with the Company (the “Employment Period”), the Executive shall be employed and serve as the Chief Operating Officer of the Company. In such position, the Executive shall have the duties, responsibilities and authority normally associated with the office and position of Chief Operating Officer of a publicly-held corporation. The Executive shall report to the Chief Executive Officer.

4.2. Duties. During the Employment Period, the Executive shall have complete responsibility for and authority over all day-to-day operations of the Company’s restaurants and related corporate personnel. Additionally, during the Employment Period, the Executive shall devote substantially all of his business time, during normal business hours, to the business and affairs of the Company and the Executive shall use his reasonable best efforts to perform faithfully and efficiently the duties and responsibilities contemplated by this Agreement; provided, however, that the Executive shall be allowed, to the extent such activities do not substantially interfere with the performance by the Executive of his duties and responsibilities hereunder, to manage the Executive’s personal, financial and legal affairs and to serve on corporate, civic or charitable boards or committees.

5. Compensation and Other Benefits.

5.1. Base Salary. During the Employment Period, the Executive shall receive a base salary payable in accordance with the Company’s normal payroll practices of $261,000 per year, which the Board may, in its sole discretion, review and may, in its sole discretion, increase (but not decrease without Executives consent, except if salary reduction is imposed on the employees of the Company as part of a general reduction) (“Base Salary”).

5.2. Annual Incentive Bonus.

a. In each calendar year during the Employment Period, beginning in calendar year 2009, the Executive shall be eligible to receive an annual incentive bonus determined annually at the discretion of the Board (the “Incentive Bonus”), subject to the attainment of certain objectives, which shall be established in writing by the Executive and the Board. Any payments made under this Section 5.2(a), shall be paid within 3 1/2 months of the end of the Bonus Period provided the Incentive Bonus is no longer subject to a substantial risk of forfeiture.

b. For the Bonus Period or Bonus Periods in which the Executive’s employment with the Company terminates for any reason, the Company shall pay the Executive a pro-rata portion (based upon the period ending on the date on which the Executive’s employment with the Company terminates) of the discretionary Incentive Bonus under Section 5.2(a) for the Bonus Period or Bonus Periods applicable to the timing of such termination of employment; provided, however, that the Bonus Period for purposes of this Section 5.2(b) shall be deemed to end on the last day of the fiscal quarter of the Company during which the Executive’s employment so terminates.

c. The Executive shall receive such additional bonuses, if any, as the Board may in its sole and absolute discretion determine.

d. Any bonuses payable pursuant to this Section 5.2 are sometimes hereinafter referred to as “Incentive Compensation.” Each period for which Incentive Compensation is payable under the Agreement is sometimes hereinafter referred to as a Bonus Period. Unless otherwise specified by the Board or provided under this Agreement, the Bonus Period shall be the fiscal year of the Company.

5.3 Stock Options. Stock options awarded to Executive shall vest in accordance with the Company’s existing agreements; provided, however, upon the occurrence of (i) termination without Cause under Section 6.3 hereof, all unvested Stock Options scheduled to vest over a period of twelve (12) months following the date of termination shall immediately vest and be immediately exercisable, and (ii) termination of Executive’s employment following a Change in Control shall be governed by Section 6.5. All or any portion of the vested Stock Options may be exercised at any one or more times by the Executive during the Employment Period and for a period of three (3) months following the Employment Period.

5.4. Vacation. The Executive shall be entitled to three (3) weeks of paid vacation earned ratably over each calendar year during the Employment Period, to be taken at such times as the Executive and the Company shall mutually determine and provided that no vacation time shall unreasonably interfere with the duties required to be rendered by the Executive hereunder. Any vacation time not taken by Executive during any calendar year may not be carried forward into any succeeding calendar year nor may any accrued but unused vacation be converted to cash compensation. Any earned but unused vacation time will be paid out to Executive at the time of his termination in accordance with applicable law.

5.5. Benefit Plans. During the Employment Period, the Executive shall be eligible to participate in all pension, 401(k) and other employee pension benefit plans, policies and programs (the “Retirement Plans”) maintained by the Company from time to time for the benefit of senior executive officers. During the Employment Period, the Executive, the Executive’s spouse, if any, and his eligible dependents, if any, shall be eligible to participate in and be covered on the same basis as other senior executive officers of the Company under all the welfare benefit plans, policies and/or programs maintained by the Company from time to time including, without limitation, all medical, hospitalization, dental, disability, life, accidental death and dismemberment and travel accident insurance plans, policies and/or programs (the “Welfare Benefit Plans”). The Welfare Plans and the Retirement Plans are sometimes referred to collectively herein as the “Benefit Plans.” The Company reserves the right to modify, suspend or discontinue any Benefit Plans at any time without notice to or recourse by Executive, so long as such action is taken generally with respect to other similarly situated executives employed by the Company.

5.6. Expense Reimbursement. During and in respect of the Employment Period, the Executive shall be entitled to receive reimbursement for reasonable business expenses incurred by the Executive in performing his duties and responsibilities hereunder, including travel, entertainment, parking, business meetings and professional dues, incurred and substantiated in accordance with the policies and procedures established from time to time by the Company for senior executives of the Company.

5.7. Life Insurance. Executive agrees to cooperate with the Company in obtaining all life insurance as the Board or any lender deems necessary.

5.8 Directors & Officers Insurance. At all times during the Employment Period, Executive shall be considered an officer of the Company and shall be covered by D&O Insurance, or any other similar type of insurance, that provides coverage for the Executive’s acts or omissions undertaken during the course and scope of his employment.

6. Termination.

6.1. Termination Due to Death. In the event of the Executive’s death, the Company will terminate the Executive’s employment hereunder and the Executive’s estate or his legal representative, as the case may be, shall be entitled to: (a) any Base Salary earned but unpaid as of the date of death; (b) a pro-rata payment of the portion of the discretionary Incentive Bonus that would have been earned for such year (determined at the end of the fiscal year in which such termination occurs) multiplied by a fraction, the numerator of which is the number of days transpired in the calendar year up to and including the date on which the Executive is terminated by the Company due to death, and the denominator of which is 365, such payment shall be made at the time when bonus payments are paid to other senior executives in accordance with the Company’s normal payroll procedures; and (c) any other payments and/or benefits which the Executive or the Executive’s legal representative is entitled to receive under any of the Benefit Plans or otherwise in accordance with the terms of such plan or arrangement.

6.2. Termination Due to the Executive’s Disability. If Executive’s condition meets the definition of Disability above, the Company may terminate Executive’s employment upon written notice. If terminated by the Company as herein provided, the Company shall pay to Executive:

(a) any Base Salary earned but unpaid as of the date of the Executive’s termination due to Disability and for 180 days after said termination as salary continuation;

(b) a pro-rata payment, for the year of termination equal to the Incentive Bonus that would have been earned for such year (determined at the end of the fiscal year in which such termination occurs) multiplied by a fraction, the numerator of which is the number of days transpired in the calendar year up to and including the date on which the Executive is terminated by the Company due to Disability, and the denominator of which is 365, such payment shall be made at the time when bonus payments are paid to other senior executives in accordance with the Company’s normal payroll procedures; and

(c) any other payments and/or benefits which the Executive or the Executive’s legal representative is entitled to receive under any of the Benefit Plans or otherwise in accordance with the terms of such plan or arrangement.

Notwithstanding the foregoing, if, in the good faith determination of the Board, the Executive is suffering from a mental or physical disease or condition that impacts the performance of his duties in any material respect and it has not yet been determined whether Executive’s condition meets the definition of Disability, the Company may, in its absolute and sole discretion, suspend the Executive for a period of up to 180 days (provided that such suspension shall not constitute Good Reason under Section 1.5 and provided further that during such suspension, the Executive shall (a) continue to receive his Base Salary in accordance with Section 5.1 and (b) be eligible to receive the benefits he may be entitled to under the Company’s short-term disability plan, if any). If the Board does not re-instate the Executive to employment (under the terms and conditions of this Agreement) by the end of such 180 day period or at any time prior to the end of such period, the Company may (i) terminate the Executive’s employment without Cause (as provided under Section 6.3) if the Executive’s condition does not meet the definition of Disability at the time of termination, or (ii) terminate the Executive’s employment due to Disability (as provided under this Section) if the Executive’s condition meets the definition of Disability at the time of termination, with the exception of the salary continuation payment.

6.3. Termination by the Company Without Cause or by the Executive for Good Reason. At any time the Company shall have the right to terminate the Executive’s employment without cause by providing written notice not less than ninety (90) days prior to the termination date, to the Executive. The Executive may terminate his employment hereunder with the Company for Good Reason upon 90 days written notice.

6.3.1. Upon any termination pursuant to this Section 6.3, the Executive shall be entitled to, upon execution of a general release of claims against the Company and after the expiration of any applicable rescission or revocation period: (a) Base Salary earned but unpaid as of the date of the Executive’s termination and (b) any other payments and/or benefits which the Executive is entitled to receive under any of the Benefit Plans or otherwise in accordance with the terms of such plan or arrangement. Additionally, the Executive will receive (i) Base Salary in effect at the time of the termination for a period of twelve (12) months (the “Continuation Period”) following the termination of the Executive’s employment with the Company, in the manner and at such times as the Base Salary otherwise would have been payable to the Executive, (ii) continuation of medical and dental benefits in effect under COBRA as of the date of termination of employment for the Continuation Period, (iii) a pro-rata payment for the year of termination equal to the discretionary Incentive Bonus multiplied by a fraction, the numerator of which is the number of days transpired in the calendar year up to and including the date on which the Executive’s employment is terminated rounded to the end of the quarter in accordance with 5.2(b), and the denominator of which is 365, such payment shall be made at the time of termination in accordance with the Company’s normal payroll procedures; and (iv) all unvested Stock Options scheduled to vest over a period of twelve (12) months following the date of termination shall immediately vest and be immediately exercisable. In order to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), under no circumstances may the time or schedule of any payment made, or benefit provided, pursuant to this Section 6.3.1 be accelerated or subject to a further deferral except as otherwise permitted or required pursuant to regulations or other guidance issued pursuant to Section 409A of the Code. In addition, Executive does not have any right to make any election regarding the time or form of any payment due under this Section 6.3.1 or any other provision of this Agreement.

6.4. Termination by the Company for Cause or Termination by the Executive Without Good Reason. The Executive shall have the right to terminate his employment hereunder without Good Reason or without any reason at all. The Company may terminate the Executive’s employment hereunder for Cause. In either such event, the Executive shall be entitled only to: (a) any Base Salary earned but unpaid through the date of such termination; (b) any other accrued and vested payments and/or benefits which the Executive is entitled to receive under any of the Benefit Plans.

6.5 Change in Control of the Company

6.5.1 Executive understands and acknowledges that the Company may undergo a Change in Control. Unless Executive elects to terminate this Agreement pursuant to subparagraph 6.5.3 below, the Executive hereby acknowledges and agrees that the Executive shall have no right to terminate this Agreement for a period of one year following the date of a Change in Control and receive the benefits in Section 6.5.4.

6.5.2 In the event of a pending Change in Control wherein the Company and/or the Executive have not received written notice at least five (5) business days prior to the anticipated closing date of a transaction giving rise to the Change in Control from the successor to all or a substantial portion of the Company’s business and/or assets that such successor is willing as of the closing to assume and agree to perform the Company’s obligations under this Agreement in the same manner and to the same extent that the Company is hereby required to perform, then such Change in Control shall be deemed to be a termination of this Agreement by the Company and Section 6.5.4 hereof will apply.

6.5.3 In any Change in Control situation, Executive may, at his sole discretion, elect to terminate this Agreement at any time on or after the one-year anniversary of the date of the Change in Control by providing written notice to the Company and/or a successor to all or a substantial portion of the Company’s business and/or assets at least ninety (90) days prior to the anticipated termination date. In such case, or in the event that the Company and/or its successor terminates the Executive after a Change in Control for any reason, the applicable provisions of Section 6.5.4 hereof will apply.

6.5.4 Upon any termination pursuant to this Section 6.5, the Executive shall be entitled to: (a) Base Salary earned but unpaid as of the date of the Executive’s termination and (b) any other payments and/or benefits which the Executive is entitled to receive under any of the Benefit Plans or otherwise in accordance with the terms of such plan or arrangement. Additionally, the Executive will receive (i) the Executive’s Base Salary in effect at the time of the termination for a period of fifteen (15) months (the “Continuation Period”) following the termination of the Executive’s employment with the Company, in the manner and at such times as the Base Salary otherwise would have been payable to the Executive, (ii) continuation of medical and dental benefits under COBRA in effect as of the date of termination of employment for the Continuation Period, (iii) payment equal to the discretionary Incentive Bonus earned for such year, such payment shall be made at the time of termination in accordance with the Company’s normal payroll procedures; and (iv) all of Executive’s Stock Options in the Company shall immediately vest and become exercisable and all or any portion of the vested Stock Options may be exercised at any one or more times by the Executive for a period of three (3) months following termination of Executive’s employment with the Company.

6.5.5 For purposes of applying this Section 6.5 under the circumstances described in Section 6.5.2 above, the effective date of termination will be the closing date of the transaction giving rise to the Change in Control and all compensation, reimbursements and lump-sum payments due Executive must be paid in full by the Company at or prior to such closing.

6.6. Certain Other Payments.

6.6.1. In the event that (i) the Executive becomes entitled to any other payments or benefits from the Company in connection with a Change in Control (collectively, the “Total Payments”) which constitute an “excess parachute payment” as defined in Section 280G(b) of the Code, and (ii) the Executive would be subject to an excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the Executive may submit all or any portion of the Total Payments to a shareholder vote for purposes of satisfying Section 280G(b)(5) of the Code (a “Shareholder Vote”).

6.6.2. To the extent that the Executive does not so submit any portion of the Total Payments to a Shareholder Vote and, if any such portion of the Total Payments would subject Executive to the Excise Tax, then, such non-submitted portion of the Total Payments and benefits will be reduced to the extent necessary to eliminate the imposition of the Excise Tax.

7. Successors.

7.1. The Executive. This Agreement is personal to the Executive and, without the prior express written consent of the Company, shall not be assignable by the Executive, except that the Executive’s rights to receive any compensation or benefits under this Agreement may be transferred or disposed of pursuant to testamentary disposition, intestate succession or pursuant to a domestic relations order. This Agreement shall inure to the benefit of and be enforceable by the Executive’s heirs, beneficiaries and/or legal representatives.

7.2. The Company. This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns.

8. Confidential Information.

8.1 Non-Disclosure. Executive acknowledges that the Company continually develops Confidential Information (as defined below), that Executive obtained Confidential Information during employment with the Company, that Executive may develop Confidential Information for the Company, and that Executive may learn of Confidential Information during the course of employment. Executive will comply with the policies and procedures of the Company for protecting Confidential Information obtained from the Company and shall never use or disclose to any person, corporation or other entity (except as required by applicable law or for the proper performance of the regular duties and responsibilities of Executive for the Company) any Confidential Information obtained by Executive during employment with the Company, or other association with the Company. Executive understands that this restriction shall continue to apply after Executive’s employment terminates, regardless of the reason for such termination.

8.2 “Confidential Information.” For purposes of this Agreement, "Confidential Information” means any and all information of the Company or concerning the business or affairs of the Company that is not generally known by others with whom any of them compete or do business, or with whom any of them plan to compete or do business. Confidential Information includes, without limitation, such information relating to: (i) the development, research, testing, marketing, strategies, and financial activities of the Company, (ii) the products and services, present and in contemplation, of the Company, (iii) inventions, processes, operations, administrative procedures, databases, programs, systems, flow charts, software, firmware and equipment used in the business of the Company, (iv) the costs, financial performance and strategic plans of the Company, (v) the people and organizations with whom the Company has or had business relationships and the substance of those relationships. Confidential Information also includes all information that the Company received belonging to others with any understanding, express or implied, that it would not be disclosed.

8.3 Documents. All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company and any copies, in whole or in part, thereof (“Documents”), whether or not prepared by Executive, shall be the sole and exclusive property of the Company. Executive shall safeguard all Documents and shall surrender to the Company at the time Executive’s employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents then in Executive’s possession or control.

9.	Restrictive Covenants.

9.1. Non-Solicitation. In consideration of the salary, benefits and severance pay set forth in this agreement, Executive agrees that during the Employment Period and for a period of twelve (12) months after any termination of employment hereunder for any reason, Executive will not, directly or indirectly, (i) induce or attempt to induce any employee of the Company to leave the employ of the Company; (ii) in any way interfere with the relationships between the Company and any such employee of the Company; (iii) employ or otherwise engage as an employee, independent contractor or otherwise any such employee of the Company; or (iv) induce or attempt to induce any customer, supplier, licensee or other person or entity that has done business with the Company within twenty-four (24) months of Executive’s last day of employment to cease doing business with the Company or in any way interfere with the relationship between any such customer, supplier, licensee or other business entity and the Company.

9.2. Non-Competition. During the Period of Employment and for a period of twelve (12) months after any termination of employment hereunder for any reason, the Executive will not, directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, associated with or in any manner connected with, or render services or advice or other aid to, or guarantee any obligation of, any person or entity engaged in or planning to become engaged in any business involving a restaurant or chain of restaurants in the casual or upscale casual dining segment operating or planning to operate a restaurant within a 10 mile radius of an existing or planned Company restaurant. Executive agrees that this covenant is reasonable with respect to its duration, geographical area and scope.

9.3. Notification of Restricted Covenants. Executive will, for the above-specified period, within ten (10) days after accepting any employment, consulting engagement, engagement as an independent contractor, partnership, joint venture or other association, advise the Company of the identity of the new employer, client, partner or other person or entity with whom Executive has become associated. The Company may serve notice upon each such person or entity that Executive is bound by this Agreement and furnish each such person or entity with a copy of this Agreement or relevant portions thereof.

9.4. Injunctive Relief. The Executive acknowledges and agrees that the Company will have no adequate remedy at law, and would be irreparably harmed, if the Executive breaches or threatens to breach any of the provisions of this Section 9 of this Agreement. The Executive agrees that the Company shall be entitled to equitable and/or injunctive relief to prevent any breach or threatened breach of this Section 9, and to specific performance of each of the terms of such Section in addition to any other legal or equitable remedies that the Company may have. The Executive further agrees that he shall not, in any equity proceeding relating to the enforcement of the terms of this Section 9, raise the defense that the Company has an adequate remedy at law.

9.5. Special Severability. The terms and provisions of this Section 9 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. It is the intention of the parties to this Agreement that the potential restrictions on the Executive’s future employment imposed by this Section 9 be reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of this Section 9 unreasonable in duration or geographic scope or otherwise, the Executive and the Company agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

10. Miscellaneous.

10.1. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the state in which Employee resides, applied without reference to principles of conflict of laws.

10.2. Amendments. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

10.4. Indemnification. The Company agrees that if the Executive is made a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he is or was a director or officer of the Company, whether or not the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent while serving as a director, officer, employee or agent, he shall be indemnified and held harmless by the Company (unless the Executive’s actions or omissions constitute gross negligence or willful misconduct) to the fullest extent authorized by law, as the same exists or may hereafter be amended, against all costs and expenses incurred or suffered by the Executive in connection therewith, and such indemnification shall continue as to the Executive even if the Executive has ceased to be an officer, director or agent, or is no longer employed by the Company and shall inure to the benefit of his heirs, executors and administrators. Executive agrees to fully cooperate with the Company should any Proceeding commence.

10.5. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other parties or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

To the Company:

Kona Grill, Inc.
7150 East Camelback Road
Suite 220
Scottsdale, AZ 85251
Attn: Mark Robinow

If to the Executive:

Mark L. Bartholomay
4362 Coolidge Street
St. Louis Park, MN 55424

or to such other address as any party shall have furnished to the others in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

10.6. Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state or local income taxes to the extent the same required to be withheld pursuant to any applicable law or regulation.

10.7. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

10.8. Captions. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

10.9. Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same Agreement.

10.10. Entire Agreement. This Agreement contains the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

10.11. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of the Executive’s employment under this Agreement for any reason to the extent necessary to the intended provision of such rights and the intended performance of such obligations.

10.12 Attorneys’ Fees and Costs. In the event of any claim, controversy, or dispute arising out of or relating to this Agreement, or breach hereof, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs in connection with any court proceeding.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and the Company has caused this Agreement to be executed in its name on its behalf, all as of the day and year first above written.

Kona Grill, Inc.

By:/s/ Marcus E. Jundt
Name: Marcus E. Jundt
Title: CEO
Executive:

/s/ Mark L. Bartholomay
Mark L. Bartholomay